FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 9, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Increases Revenues 52% for Third Quarter;
Sets First Nine-Month Records for Production and Revenues

Salt Lake City, November 9, 2011, – FX Energy, Inc. (NASDAQ: FXEN) today announced a net loss of $(27.5) million, or $(0.53) per share, for the quarter ended September 30, 2011.  Excluding a non-cash, intercompany foreign currency exchange loss of $(26.2) million, the Company would have recorded a third quarter 2011 loss of $(1.3) million, or $(0.03) per share.  This compares to net income, excluding foreign exchange gains, of $2.1 million, or $0.05 per share reported in the third quarter of 2010.  The largest changes in operating line items for the quarter were a 52% increase in revenues to a record $10.1 million, and a $4.9 million increase in exploration expense to $5.2 million.

New Wells in Poland Drive Record Production Increase

Record third quarter oil and gas production was due primarily to new natural gas production in Poland from the Company’s Sroda-4, Kromolice-1 and Kromolice-2 wells.  Total company-wide net oil and gas production increased to 1,100 million cubic feet equivalent (Mmcfe) during the third quarter of 2011, compared to 889 Mmcfe during the 2010 quarter.  A 28% production gain from the Company’s Polish properties was the primary driver.  Natural gas production in Poland was 1,017 million cubic feet (Mmcf) during the third quarter of 2011, compared to 794 Mmcf during the same period of 2010.

Higher Production and Prices Combined to Produce Record Third Quarter Revenues

Total revenues increased by more than 50% to $10.1 million during the third quarter of 2011 from $6.6 million during the same quarter of 2010.  Gas prices during the third quarter of 2011 averaged $6.37 per Mcf, compared to $5.30 per Mcf during the same quarter of 2010, an increase of 20%.  Oil prices increased 18% over the year, averaging $77.26 per barrel in the third quarter of 2011, compared to $65.31 per barrel in the same quarter of 2010.

Clay Newton, FX Energy Vice President-Finance, remarked, “ Just as we anticipated,  our oil and gas production, revenues, and exploration efforts have all accelerated.  Increasing gas prices in Poland and our new production there have produced a meaningful increase in revenues and cash flow.  We expect to continue this trend as we are currently working to bring the Winna Gora well into production and to expand the development opportunities around the Lisewo discovery.

Continuing, Mr. Newton said, “We plan to keep our focus on increasing current production in Poland, while our added revenues will also allow us to increase our high risk/reward exploration efforts there.  In addition, in the U.S. we are beginning to evaluate the oil potential of our Alberta Bakken acreage in Montana.”

Nine-Month Results

The Company reported a net loss of $18.4 million, or $(0.37) per share, for the first nine months of 2011.  Excluding non-cash foreign currency exchange losses of $15.9 million, the Company would have recorded a net loss for the first nine months of 2011 of $(2.5) million, or $(0.05) per share.  This compares to net income, excluding foreign exchange losses, of $3.9 million, or $0.09 per share reported in the first nine months of 2010.

Oil and gas revenues for the 2011 first nine months also reached record levels.  The Company recognized oil and gas revenues of $22.5 million for the first nine months of 2011, compared to $16.8 million for the same period of 2010.  Total revenues for the first nine months of 2011 were $26.4 million, compared to $18.9 million in the first nine months of 2010.  Total net oil and gas production increased to 3,266 Mmcfe during the first nine months of 2011, compared to 2,912 Mmcfe during the same period last year.  Natural gas production in Poland was 3,009 Mmcf during the first nine months of 2011, compared to 2,632 Mmcf during the first nine months of 2010.

Gas prices during the first nine months of 2011 averaged $6.28 per Mcf, compared to $5.19 per Mcf during the same period of 2010, an increase of 21%.  Oil prices increased 24% over the year, averaging $83.09 per barrel in the first nine months of 2011, compared to $66.81 per barrel in the same period of 2010.

Enhanced Liquidity is Funding Higher Exploration Spending

The Company’s 2011 third quarter exploration expenses increased by $4.9 million over 2010 third quarter exploration expenses, reflecting the Company’s expansion of its drilling, 2-D and 3-D seismic programs in Poland.  First nine month 2011 exploration expenses were up more than six times over 2010 nine-month levels.

The increased exploration costs are being funded by the Company’s higher revenues and cash balances.  Following an early 2011 registered direct offering that netted proceeds to the Company of $45.0 million, the Company repaid all amounts outstanding under its $55 million credit facility.  At September 30, 2011, the Company had no debt outstanding, with cash and investments of $15.2 million and working capital of $15.0 million.

Subsequent to September 30, 2011, the Company drew $40 million under its credit facility in view of the unsettled conditions in Europe’s financial sector and to ensure the Company will have adequate funds available for an expected 2012 increase in exploration and development spending.

Exploration Costs Impact Operating Cash; Non-cash Charges Continue to Vary

Net cash provided by operating activities of $1.2 million during the first nine months of 2011 was $5.0 million less than the net cash provided from operating activities of $6.2 million during the same 2010 period.  The primary driver of the year-to-year decline was higher exploration spending in 2011.  Exploration costs of $12.2 million during the first nine months of 2011 were more than $10 million higher than exploration costs incurred during the same period of 2010.

The non-cash foreign exchange losses of $(15.9) million and $(2.9) million for the first nine months of 2011 and 2010, respectively, are included in other income and expense.  The losses come primarily from recognition of losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary.  These are non-cash losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Wednesday, November 9, 2011 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2011 third quarter and first nine month results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-352-6793; International dial-in-number: 719-457-2653; Passcode: 3303408.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$15,193	$19,740
Receivables:
Accrued oil and gas sales	2,527	2,617
Joint interest and other receivables	3,009	2,013
VAT receivable	739	392
Inventory	270	242
Other current assets	329	293
Total current assets	22,067	25,297

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	47,713	38,528
Unproved	3,417	3,320
Other property and equipment	9,845	8,853
Gross property and equipment	60,975	50,701
Less accumulated depreciation, depletion and amortization	(14,413)	(12,327)
Net property and equipment	46,562	38,374

Other assets:
Certificates of deposit	406	406
Loan fees	1,929	2,527
Total other assets	2,335	2,933

Total assets	$70,964	$66,604

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	September 30,	December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,043	$5,742
Accrued liabilities	1,057	1,343
Total current liabilities	7,100	7,085

Long-term liabilities:
Notes payable	--	35,000
Asset retirement obligation	940	682
Total long-term liabilities	940	35,682

Total liabilities	8,040	42,767

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of September 30, 2011, and December 31, 2010; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2011, and December 31, 2010; 52,777,002
and 45,284,527 shares issued and outstanding as of
September 30, 2011, and December 31, 2010, respectively	53	45
Additional paid-in capital	218,836	171,167
Cumulative translation adjustment	23,869	14,013
Accumulated deficit	(179,834)	(161,388)
Total stockholders’ equity	62,924	23,837

Total liabilities and stockholders’ equity	$70,964	$66,604

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Oil and gas sales	$ 7,552	$ 5,242	$ 22,463	$ 16,785
Oilfield services	2,568	1,406	3,986	2,128
Total revenues	10,120	6,648	26,449	18,913

Operating costs and expenses:
Lease operating expenses	1,064	824	2,865	2,502
Exploration costs	5,237	361	12,168	1,886
Property impairment	--	39	--	554
Oilfield services costs	1,640	764	2,981	1,375
Depreciation, depletion and amortization	930	524	2,598	1,629
Accretion expense	21	20	55	59
Stock compensation	412	354	1,123	1,057
General and administrative	1,676	1,496	5,799	5,476
Total operating costs and expenses	10,980	4,382	27,589	14,538

Operating income (loss)	(860)	2,266	(1,140)	4,375

Other income (expense):
Interest expense	(512)	(990)	(1,547)	(1,310)
Interest and other income	23	789	131	812
Foreign exchange gain (loss)	(26,178)	20,087	(15,890)	(2,879)
Total other income (expense)	(26,667)	19,886	(17,306)	(3,377)

Net income (loss)	(27,527)	22,152	(18,446)	998

Other comprehensive income (loss)
Foreign currency translation adjustment	16,665	(15,415)	9,856	2,151
Comprehensive income (loss)	$ (10,862)	$ 6,737	$ (8,590)	$ 3,149

Net income (loss) per common share
Basic	$ (0.53)	$ 0.51	$ (0.37)	$ 0.02
Diluted	$ (0.53)	$ 0.51	$ (0.37)	$ 0.02
Weighted average common shares outstanding
Basic	51,691	43,261	49,756	43,246
Dilutive effect of stock options	-	-	-	-
Diluted	51,691	43,261	49,756	43,246

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(18,446)	$998
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	2,598	1,629
Accretion expense	55	59
Amortization of bank fees	429	740
Property impairment	--	554
Stock compensation	1,123	1,057
Foreign exchange (gains) losses	15,874	2,769
Common stock issued for services	711	635
Increase (decrease) from changes in working capital items:
Receivables	(2,581)	(841)
Inventory	(28)	(6)
Other current assets	(36)	107
Other assets	--	(58)
Accounts payable and accrued liabilities	1,535	(1,422)
Net cash provided by operating activities	1,234	6,221

Cash flows from investing activities:
Additions to oil and gas properties	(14,866)	(2,483)
Additions to other property and equipment	(1,015)	(746)
Net cash used in investing activities	(15,881)	(3,229)

Cash flows from financing activities:
Proceeds from stock option exercises	800	--
Proceeds from common stock offering, net	45,042	--
Proceeds from credit facility	--	27,468
Payments made on credit facility	(35,000)	(25,000)
Payment of loan fees	--	(2,468)
Net cash provided by financing activities	10,842	--

Effect of exchange-rate changes on cash	(742)	36

Net decrease in cash	(4,547)	3,028
Cash and cash equivalents at beginning of year	19,740	4,225

Cash and cash equivalents at end of period	$15,193	$7,253